UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): July 24, 2002

HYPERTENSION DIAGNOSTICS, INC.

(Exact name of Registrant as specified in its charter)

Minnesota	0-24635	41-1618036

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2915 Waters Road, Suite 108 Eagan, Minnesota		55121

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 651-687-9999

SIGNATURE

Items 1, 2, 3, 4, 6, and 8 are not applicable and therefore omitted.

ITEM 5.     OTHER EVENTS.

     Hypertension Diagnostics, Inc. (the “Company”) is a party to that certain Subscription Agreement dated as of March 27, 2002 (the “Subscription Agreement”) with the subscribers named therein for a private placement to five investors of three-year 8% Convertible Notes (the “Notes”) in the original aggregate principal amount of $2,000,000. One of the events of default specified in the Notes is the failure of the Company to comply with the requirements for continued listing on The Nasdaq SmallCap Market for a period of seven (7) consecutive trading days. Because the minimum bid price of the Company’s Common Stock was not at least $1.00 for the seven consecutive trading days ended July 24, 2002, the Company is in default of this Note covenant. The Company believes it is in compliance with all other covenants of the Notes and the Subscription Agreement.

     As a result of the event of default, a Note holder, at its option, may demand repayment in cash of 130% of the principal then outstanding and interest then remaining unpaid on the Note. As of July 24, 2002, $1,471,786.95 in principal remained outstanding on the Notes and $40,087.20 in accrued interest was unpaid. As of July 30, 2002, the Company has not received a demand for repayment of the Notes by any Note holder.

     The Company will seek to negotiate waivers by the Note holders of the event of default. The inability of the Company to obtain waivers for the event of default under the Notes will have a material adverse effect upon the Company’s ability to continue operations.

ITEM 7.     EXHIBITS.

Exhibit 10.1	Subscription Agreement dated as of March 27, 2002 by and between Hypertension Diagnostics, Inc. and the subscribers thereto*

Exhibit 10.2	Form of 8% Convertible Note*

*     Incorporated by reference to exhibit of same number to the Company’s Current Report on Form 8-K dated March 17, 2002.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HYPERTENSION DIAGNOSTICS, INC

By	/s/ James S. Murphy

Its Senior Vice President, Finance and
Administration and Chief Financial Officer

Dated: July 30, 2002